Exhibit 21.1

Bounty Minerals, Inc.

List of Subsidiaries

Name	Jurisdiction or Organization

Bounty Minerals Holdings LLC	Texas

Bounty Minerals Management LLC	Texas

Bounty Minerals LLC	Texas

Bounty Minerals BlockerCo LLC	Texas

Bounty Minerals EmployeeCo LLC	Texas